Exhibit 99.1

BLUE MARTINI SOFTWARE ANNOUNCES FINANCIAL RESULTS FOR THE

SECOND QUARTER OF 2003

Improved License Revenue, Net Loss And Cash Burn

SAN MATEO, Calif., (July 22, 2003)—Blue Martini Software, Inc. (NASDAQ: BLUE) today reported financial results for the second quarter of 2003. Total revenues were $7.9 million for the second quarter of 2003 compared to $8.5 million for the second quarter of 2002 and $7.7 million for the first quarter of 2003. License revenues for the second quarter of 2003 were $2.5 million, an increase from $1.6 million for the second quarter of 2002 and from $1.8 million for the first quarter of 2003.

Blue Martini Software reported net loss of $4.7 million, or $0.45 per share, for the second quarter of 2003, an improvement over net loss of $13.1 million, or $1.28 per share, for the second quarter of 2002 and net loss of $5.4 million, or $0.51 per share, for the first quarter of 2003.

Blue Martini Software had cash, cash equivalents and short-term investments totaling $51.6 million at June 30, 2003, a decrease of $4.3 million in the second quarter of 2003, an improvement over the decrease of $10.1 million in the second quarter of 2002 and the decrease of $4.9 million in the first quarter of 2003.

“I am pleased with the significant increase in our license revenues and the continued improvement in both net loss and cash burn,” said Monte Zweben, Chairman and CEO, Blue Martini Software. “As we committed last quarter, we have increased our license revenues by 43% over last quarter and 58% over the prior year—reflecting customers’ increasing adoption of our intelligent selling systems—while continuing to manage the business prudently. We remain focused on improving execution and increasing license revenues.”

For additional information on Blue Martini Software’s reported results, see the accompanying financial tables.

Blue Martini Software’s second-quarter financial results will be discussed Tuesday, July 22, 2003 at 4:30 pm ET (1:30 pm PT) and available by calling (703) 871-3597 at least 5 minutes prior to the start time, or by logging in to the investor relations section at www.bluemartini.com. A replay of the webcast will be available for at least three months at the Company’s website or by dialing 703-925-2533, passcode # 825967.

About Blue Martini Software:  Blue Martini Software is the leading provider of intelligent selling systems. Innovative companies use our software to slash sales costs and improve customer and channel loyalty. Blue Martini intelligent selling systems deliver the expertise of a company’s best sales and marketing people through advisory applications for customers, sales people and partners. Our software uses unique “decide and act” capabilities to monitor key customer events and transitions, suggest optimal multi-channel responses, guide transactions, and measure the effectiveness of each action. Our customers include Carrefour, Debenhams, DuPont, Hewlett-Packard, Kohl’s, Lanier, Menards, Panasonic, Rhodia and Saks Fifth Avenue. With worldwide headquarters in San Mateo, California, Blue Martini Software can be reached at 650-356-4000 or www.bluemartini.com.

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Note to editors: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, 2600 Campus Drive, San Mateo, CA 94403. Other product and company names mentioned in this news release may be the trademarks of their respective owners and are mentioned for identification purposes only.

This news release regarding Blue Martini Software’s second-quarter 2003 financial results includes forward-looking statements, based on current expectations, that involve risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: risks associated with the development and licensing of software generally, including potential delays in software development or release and technical difficulties in software deployment or use; competition and technological changes and developments; and financial and other impacts of staffing reductions and other cost control measures. Details on these risks are set forth in Blue Martini Software’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at www.sec.gov. Blue Martini Software assumes no obligation to update the information in this news release.

Contacts:

Investors:  Tracy Vernali, 650-356-7638 or ir@bluemartini.com

Media:  Michael Londgren, 650-356-4072 or londgren@bluemartini.com

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FINANCIAL TABLES FOLLOW

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BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Revenues:
License	$2,510	$1,584	$4,266	$2,613
Service	5,363	6,940	11,264	14,420

Total revenues	7,873	8,524	15,530	17,033

Cost of revenues:
License	355	1,159	673	1,780
Service	3,675	5,392	7,792	10,614

Total cost of revenues	4,030	6,551	8,465	12,394

Gross profit	3,843	1,973	7,065	4,639

Operating expenses:
Sales and marketing	4,840	8,155	9,093	15,086
Research and development	2,418	3,864	4,902	7,409
General and administrative	1,715	1,925	3,519	3,561
Amortization of deferred stock compensation	299	909	767	(1,109)
Charges (benefit) relating to Cybrant acquisition	(571)	800	(571)	800
Restructuring charges	180	—	180	703

Total operating expenses	8,881	15,653	17,890	26,450
Loss from operations	(5,038)	(13,680)	(10,825)	(21,811)
Interest income and other, net	289	594	645	1,471

Net loss	$(4,749)	$(13,086)	$(10,180)	$(20,340)

Basic and diluted net loss per common share	$(0.45)	$(1.28)	$(0.96)	$(2.06)

Shares used in computing basic and diluted net loss per common share	10,640	10,200	10,595	9,880

BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2003	2002

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$51,592	$60,750
Accounts receivable, net	4,730	5,766
Prepaid expenses and other current assets	1,182	1,575

Total current assets	57,504	68,091
Property and equipment, net	528	599
Intangible and other assets, net	656	902

Total assets	$58,688	$69,592

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$560	$706
Accrued employee compensation	5,249	5,603
Accrued restructuring charges	1,090	1,045
Other current liabilities	3,712	5,396
Deferred revenues	4,348	3,306

Total current liabilities	14,959	16,056
Accrued restructuring charges, less current portion	1,896	2,431

Total liabilities	16,855	18,487

Stockholders’ equity:
Common stock and additional paid-in-capital (10,699 and 10,564 shares outstanding in 2003 and 2002, respectively)	255,339	255,301
Deferred stock compensation	(266)	(1,311)
Accumulated other comprehensive income	(61)	114
Accumulated deficit	(213,179)	(202,999)

Total stockholders’ equity	41,833	51,105

Total liabilities and stockholders’ equity	$58,688	$69,592